Exhibit 16.1
August 9, 2023

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We have read Item 4.01 of Form 8-K dated August 9, 2023, of Akumin Inc. and are in agreement with the statements contained in the paragraphs 1 through 4 on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP
Orlando, Florida